SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT is entered into by and between Gateway Distributors LTD ("GD") and Donald Gary Hansen a Consultant for GD effective as of February 17, 2004. FOR GOOD AND VALUABLE CONSIDERATIONS RECEIVED, AND THE MUTUAL PROMISES HEREIN, THE PARTIES AGREE AS FOLLOWS:

1.  DISPUTE

It is the position of Donald Gary Hansen a Consultant that compensation in the form of shares of GD were due to the Consultant, as consideration for loans and being engaged to supply services for or on behalf of GD, over two years prior to this date. It is the position of the Company that the shares are in complete settlement of any claim of the Consultant for compensation or money owed by the Company and in avoidance of further dispute and litigation and relate back to the services rendered over two years ago.

2.  SETTLEMENT

The parties hereby agree that they have settled any and all claims one has against the other, including any affiliates of a party, such as officers, Directors, and shareholders, by the execution and performance of this Agreement. In connection herewith, the parties agree that, on or about this date:

     a.   November 15, 2004 $5000, January 12, 2004 $5000, January 28, 2004
          $20000, and final payment of $15,000 enclosed.

     b. Any and all work product, documents, and materials, data, relating to Consultants work in the possession or control of Consultant or GD shall be retained by GD;

3.  RELEASE

The parties agree to release hereby one another from any and all obligations of one to the other, except to perform this Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement on the date above written.


     The "Company"
     Gateway Distributors
     A Nevada Corporation

     By:
        -------------------------
     Name: Rick Bailey
     Title: President / CEO

     The "Consultant"
     Donald Gary Hansen

     By:
        -------------------------

     Name: Donald Gary Hansen

     Title:      Consultant